EXHIBITS 5.1 AND 23.4

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

July 31, 2017
Contura Energy, Inc.
340 Martin Luther King Jr. Blvd.
Bristol, Tennessee 37620
Ladies and Gentlemen:
Contura Energy, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S‑1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 6,900,000 shares of its common stock, par value $0.01 per share (the “Securities”), including 900,000 shares subject to the underwriters’ over-allotment option, as described in the Registration Statement. All of the Securities will be sold by certain selling shareholders named in the Registration Statement (the “Selling Shareholders”).
We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.
Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, the Securities to be sold by the Selling Shareholders will be validly issued, fully paid and non-assessable.
In connection with the opinion expressed above, we have assumed that prior to closing of the offering contemplated by the Prospectus (i) the Amended and Restated Certificate of Incorporation, a

Contura Energy, Inc.	2	July 31, 2017

form of which has been filed as an exhibit to the Registration Statement, has been filed with the Secretary of State of the State of Delaware and (ii) the stock split described in the Prospectus has been effected.
We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of the Shares” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,

/s/ Davis Polk & Wardwell LLP
Davis Polk & Wardwell LLP